Contact: James C. Miller

724-465-1487

TO BE RELEASED:

Tuesday, July 16, 2002

at 8:00 a.m.

S&T Bancorp, Inc. Announces Earnings

Indiana, Pennsylvania (Nasdaq:STBA) - S&T Bancorp, Inc. today announced net income of $11.8 million or $.44 diluted earnings per share for the second quarter of 2002, compared to $11.9 million net income and $.44 diluted earnings per share for the second quarter ending June 30, 2001.

For the six months ending June 30, 2002, net income totaled $23.3 million and diluted earnings per share were $.87, compared to $23.6 million of net income and $.87 diluted earnings per share for the six months ending June 30, 2001. Return on equity for 2002, excluding the effects of unrealized gains in the investment portfolios, was 17.71 percent year-to-date. Return on average assets was 1.99 percent.

"I am pleased with the performance during the first half of this year in a difficult economic and interest rate environment," commented James C. Miller, president and chief executive officer. "The pressure on our net interest margin from the dramatic drop in short-term interest rates over the last 18 months and slow loan demand in the first quarter of this year has made earnings growth difficult. During the second quarter of this year, commercial loan demand accelerated, the net interest margin stabilized and we benefited from continued growth in noninterest income."

Net interest income, on a fully taxable equivalent basis, decreased approximately $.2 million or 1 percent for the quarter and $1.0 million or 2 percent for the six months as compared to the same periods of 2001. The year-to-date net interest margin was 4.19 percent for 2002, compared with 4.35 percent for 2001.

Overall loan growth increased $46.9 million during the first six months of the year. Commercial loan growth during the period was $97.9 million. This growth was partially offset by a decrease in residential mortgage balances as borrowers refinanced portfolio mortgages into the secondary mortgage market.

Miller stated, "I am particularly pleased with our growth in both commercial loans and core deposits this year. New strategic initiatives and products such as free checking, online account opening and corporate cash management contributed to a 16 percent increase in demand deposit balances the last 12 months. We believe that important factors in our continuing success will be our ability to increase our core deposit base and to deepen relationships with new and existing customers."

Miller added, "Noninterest income, which has been an area of focus for us, also continues to perform well." During the first six months of this year, wealth management income, traditional banking fees and other fees and commissions increased $1.2 million or 11 percent, compared to the same period last year. Offsetting those increases was a $.5 million reduction in realized equity securities gains in the S&T Investment Company as compared to last year. Unrealized equity securities gains in S&T Investment Company were $33.4 million as of June 30, 2002.

Asset quality measurements remained relatively strong given this uncertain economic environment. Net charge-offs through June 30, 2002 were $1.0 million or 0.13 percent of average loans, annualized, compared to $1.9 million and 0.24 percent during the first six months of 2001. Nonperforming loans to total loans were 0.37 percent and 0.48 percent at June 30, 2002 and 2001, respectively. The allowance for loan losses was $28.4 million or 1.68 percent of total loans at June 30, 2002.

Noninterest expense increased 4 percent or $1.0 million in the first six months of 2002, and 2 percent or $.2 million in the second quarter as compared to the same periods last year. The increases are primarily associated with higher medical and pension plan costs as well as higher staffing levels required to implement new initiatives in fee based business lines. Earnings benefited this year from the recent tax law change that now allows for a tax deduction of dividends paid to participants in the S&T defined contribution retirement plan.

In March 2002, S&T announced a pending acquisition of Peoples Financial Corporation (PFC), a $344 million community bank headquartered in Ford City, PA. Miller stated, "Integration and regulatory processes are moving forward and the merger is expected to be finalized in the third quarter of 2002. Pending final regulatory approval, the amount of merger related expenses is expected to range between $1.5 and $4.0 million, pre-tax. These one-time, non-recurring charges are expected to reduce reported diluted earnings per share between $.04 and $.10 for the third quarter and full year of 2002."

Miller added, "While 2002 core earnings are expected to range from $1.81 - $1.83 per share for the year, the non-recurring charges anticipated with the PFC transaction makes it prudent for us to reduce our reported projections of net income for the full year to a range of $1.71 to $1.79. Looking forward we are expecting net loan growth of 2-4 percent and deposit growth of 2-3 percent. We are also anticipating that our net interest margin of 4.19 percent will be relatively unchanged for the year. Fee income is projected to increase 8-12 percent for the full year. Noninterest expense increases of 4-6 percent and provision for loan loss expense of $4-6 million are also projected. Equity security gains are expected to be $5-7 million for the full year. Significant risk factors that could affect the 2002 performance projections would include a continued decline in the general economy that could affect loan demand and credit quality, and further declines in the stock market that would limit realized equity security gains."

S&T Bancorp declared a $.24 dividend per share on June 17, 2002, payable on July 25, 2002 to shareholders of record July 1, 2002. This represents a 4 percent increase over the cash dividend declared in the second quarter of 2001. The book value and market value of S&T common stock at June 30, 2002 were $11.25 and $27.00 per share, respectively. A stock buyback authorization for repurchasing up to 1 million shares remains in effect for 2002, of which .2 million shares have been repurchased to date.

Headquartered in Indiana, PA, S&T Bank, the principal subsidiary of S&T Bancorp, Inc., operates 40 offices within Allegheny, Armstrong, Clarion, Clearfield, Indiana, Jefferson and Westmoreland counties. With assets in excess of $2.4 billion, S&T Bancorp stock trades on the Nasdaq National Market System under the symbol STBA.

This information may contain forward-looking statements regarding future financial performance which are not historical facts and which involve risks and uncertainties. Actual results and performance could differ materially from those anticipated by these forward-looking statements. Factors that could cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values and competition.